EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into effective as of the 1st  day of  July, 2010, (the Effective date”) by and between SOLOMON R.C. ALI  hereinafter referred to as ("Employee") and UNIVERSAL BIOENERGY INC., a Nevada corporation having offices at 19800 MacArthur Blvd., Suite 300, Irvine, California, 92612 hereinafter referred to as the (“Employer”).

WHEREAS, Employer and Employee desire to set forth the terms and conditions of Employee's employment as Senior Vice President of Employer in an employment agreement, and Employee is willing to perform such services for Employer under the terms and conditions set forth below; and

WHEREAS, Employer wishes to retain the services of Employee and encourage him to remain employed with Employer and Employer wishes for Employee to remain with Employer;

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants, understandings and agreements contained herein and for other good and valuable information, the receipt and adequacy of which is hereby acknowledged, Employee and Employer agree as follows:

Section 1:     Employment Term. Employer agrees to employ Employee and Employee agrees to accept employment with Employer, subject to the terms and conditions of this Agreement. Employer’s employment under this Agreement shall be effective as of the “Effective Date” of  this Agreement and shall continue for a term of two (2) years ending on  July 2, 2012 (the “Term”). On July 2, 2012,  and each July 2 thereafter, the Employment Term shall automatically be extended for one additional year, unless not later than 90 days prior to such date, the Employer or Employee shall have given written notice of Employer’s or Employee’s  intention not to extend the Employment Term.

Section 2:     Duties and Responsibilities.

(a) Position: Employee shall devote his employment time, efforts, skills and attention exclusively to his employment as Senior Vice President; provided, however, that to the extent the following activities do not materially interfere or conflict with his duties and responsibilities hereunder, Employee may (i) serve as a member of the boards of directors of other corporations and/or companies (ii) engage in charitable, civic, educational and religious affairs. Employee shall have such powers and authority with respect to the management of  the Employer’s business, consistent with his position hereunder as shall be determined by the Board and  the bylaws of the Employer. Employee shall report to and shall be subject to the direction and control of the Employer’s Board of Directors.

Section 3:     Compensation, Benefits and Related Matters.

(a)   Annual Base Salary. Employer shall pay to Employee a base salary at an annual rate of One Hundred Seventy Four Thousand  ($174,000) dollars ("Base Salary") per year during the first year, and the same amount or more during each subsequent year.  Such “Base Salary” to be payable in accordance with Employer’s customary payroll practices as in effect from time to time  and be payable in equal semi-monthly installments throughout the year. The annual Base Salary will be reviewed at least annually and / or more often from time to time as determined by the Board of Directors, (or the Compensation Committee of such Board), for merit or other increases and any increase in Employee's annual “Base Salary” rate shall thereafter constitute the current "Base Salary" for purposes of this Agreement.  This review for merit or other increases shall occur three months prior to the end of each year for the express purpose of considering additional increments to Employee’s Base Salary.  In addition to the merit or other increases, a minimum of eight (8%) percent annual cost-of-living allowance increase to the annual Base Salary will be provided to Employee.

(b) Salary Bonus. Employee shall be entitled to receive an incentive salary equal to  five (5%) percent of the Employer’s net profit generated during the term of this Agreement. Net profit shall be calculated as gross revenues minus direct costs to third parties,  inclusive of Employer’s overhead expenses, prior to any income taxes. The “Salary Bonus” shall be paid to Employee on a monthly or quarterly basis, based on Employers ability to pay. The payment of any “Salary Bonus” will not alter Employee’s entitlement to, or the amount of any severance or other payment Employee is entitled to under any other plans, policies or arrangements of the Company.  For purposes of clarification and without limiting the preceding sentence, the “Salary Bonus shall not be considered in the computation of Employees other Bonuses,  or part of Employees “Base Salary” and, more generally, in the determination of the payments, if any, that Employee may be entitled to pursuant to the terms of an Employees Severance Agreement.

(c) Equity Awards. Employee will be eligible to participate in Employer’s current or future  equity participation programs to acquire options or equity incentive compensation units in the common stock of Employer, subject to and in accordance with the following contingencies: (1) approval by Employer's Board of Directors (the “Board”)  (2) Employee’s execution of documents requested by Employer at the time of grant, and  (3)  in accordance with the policies, procedures and practices from time to time of Employer for granting such options or equity incentive compensation units.

(d) Bonus Incentive Plan. Employee is eligible to receive a bonus based upon individual and company performance as determined by the Employer in its sole discretion. The bonus may be paid on a monthly or quarterly basis, using the following criteria, to arrive at their decision; increase in revenue, earnings, cash flow, debt reduction; economic value  added, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, objective measures of customer satisfaction, working capital, financing, earnings per share,  market share, inventory turns, acquisitions or strategic transactions, or other means of bringing additional value to the Employer.

(e) Expense Reimbursements. During the term of this Agreement, the Employer shall pay or reimburse Employee for the full cost of the use of an automobile that is mutually agreeable to the Employer and Employee. The Employer shall also pay or reimburse Employee for all reasonable travel, entertainment, subscriptions, professional dues and other reasonable expenses incurred by Employee during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such professional/ business clubs, organizations, civic associations and societies as Employee and the Board shall mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require.

(f)   Retirement and Benefit Plans. During his employment, Employee shall be entitled to participate in and Employer agrees to provide all retirement and benefit plans at no cost to Employee including: retirement plans with immediate and full (100%) vesting; Comprehensive health and major medical health insurance for Employee and his family; Comprehensive dental insurance for Employee and his family; Comprehensive vision insurance for Employee and his family; Comprehensive life insurance; Travel accident insurance; Disability insurance; Liability insurance and other similar employee welfare benefit arrangements; including equity-based incentive plans as described in 3(c) above available as an executive Employee of Employer.

(g) Paid Time Off. Employee shall be entitled to paid time off in addition to holiday and sick time, of not less than six (6) weeks of paid vacation per year and any unused portion will be carry-forward to subsequent years but not to exceed eight (8) weeks in any given year.

(h)   Indemnification Liability/Insurance. Employee shall be entitled to indemnification and defense by Employer to the fullest extent permitted by applicable law, the  Articles of Incorporation,  and bylaws of Employer. Employer shall indemnify, defend, and hold Employee harmless from and against any liability, damages, costs, or expenses (including attorney’s fees), and advance payments, in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of Employer. The foregoing provision shall not include  liability for acts or omissions  which involve intentional misconduct, fraud, or a knowing violation of the law. Employer also agrees to maintain adequate directors and officer’s liability insurance for the benefit of Employee and Employee shall be covered by such insurance.

(i) Life Insurance. During the Term and while Employee is employed by Employer, and in addition to any group term life insurance otherwise generally provided to executive employees of Employer, Employer will purchase and maintain at its expense term life insurance on the life of Employee in the face amount of Two Million Five Hundred Thousand ($2,500,000) dollars payable to the beneficiary or beneficiaries designated by Employee; provided, however, that Employer's obligation to purchase and maintain such insurance shall be contingent upon Employee's insurability at no more than 150% of standard risk costs from a high quality insurance  carrier (excluding special risk carriers).

(j)   Taxes. All compensation payable to Employee shall be subject to appropriate withholding for all applicable federal, state and local income taxes, occupational taxes, Social Security and similar mandatory withholdings.

Section 4:    Travel, Housing and Relocation. Employer will reimburse Employee for all reasonable expenses incurred by Employee if Employee is required by Employer to   relocate his principal residence, family and goods to another city or state on behalf of the Employer.  Employer will  reimburse Employee’s expenses to temporarily relocate him while Employee is in the process of selling his primary place of residence.  Employer will provide temporary housing expenses for Employee and his family until his primary place of residence is sold.  Employer will reimburse Employee's expenses to move his primary residence provided that reimbursable expenses will be limited to house hunting trips, actual moving expenses, temporary housing expenses and any real estate expenses that Employee incurs in connection with the purchase or sale of any real property.  Employer will provide all up-front expenses for a moving company to move Employee and his family to include but not limited to, all household and related items, automobiles, appliances, etc.  Until such relocation of his primary residence is completed, Employee shall be entitled to his Base Salary, benefits and reimbursement for travel and housing expenses incurred by him in connection with his performance of services pursuant to this Agreement.  If after Employee’s termination of employment, Employee gives Employer written notice that he desires to relocate within the continental United States, Employer will reimburse Employee for relocation expenses in connection with such relocation.

Section 5:     Termination. Employer may, at any time in its sole discretion, terminate Employee  of Employer; provided, however, that Employer shall provide Employee with  a “Notice of Termination”, and shall make the payments associated with such termination in accordance with Section 6.

(a)   Termination by Employer for "Good Cause." Employer may at any time, by written notice to Employee at least Five (5) business days prior to the date of termination specified in such notice and specifying the acts or omissions believed to constitute Good Cause (as defined below), terminate Employee as an officer and employee for Good Cause. Employer may relieve Employee of his duties and responsibilities pending a final determination of whether Good Cause exists, and such action shall not constitute Good Reason (as defined below) for purposes of this Agreement.

Payment to Employee upon a termination for Good Cause is set forth in Section 6(a). "Good Cause" for termination shall mean the following:

(1)   Felony criminal conviction under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of all the Board of Directors of Employer, renders Employee unsuitable as an officer or employee of Employer;

(2) Employee’s commission of willful fraud against, or willful theft of any assets or property of, the Employer, or its respective subsidiaries, affiliates, suppliers or customers;

(3)   Employee's continued failure to substantially perform all duties reasonably requested by the Board of Directors of Employer and commensurate with Employee’s  position with Employer (other than any such failure resulting from his incapacity due to his physical or mental condition) after a written demand for substantial performance is delivered to him by the Board of Directors of Employer, which demand specifically identifies the manner in which the Board of Directors of Employer believes that he has not substantially performed all of his duties, and which performance is not substantially corrected by him within Fifteen (15) business days of receipt of such demand.

(b)   Termination by Employer without Good Cause. Employer may at any time, by written notice to Employee at least Fifteen (15) business days prior to date of termination specified in such notice, terminate Employee as an officer or employee with Employer. If such termination is made by Employer other than by reason of Employee's death, Disability (as defined in Section 5(e)) and Good Cause does not exist, such termination shall be treated as a termination without Good Cause and Employee shall be entitled to payment in accordance with Section 6(b).

(c)   Termination by Employee for Good Reason. Employee may, at any time at his option within Thirty (30) days following an event or condition that constitutes Good Reason (as defined below), resign for Good Reason as an officer and employee and from all other positions with Employer by written notice to Employer at least thirty (30) days prior to the date of termination specified in such notice. Payment to Employee upon a termination for Good Reason is set forth in Section 6(b).

(1)   "Good Reason" shall mean the occurrence of any one of the following  events or conditions:

a.   A meaningful and detrimental reduction, without Employee’s written consent, in the nature of his responsibilities or a meaningful and detrimental change in his reporting responsibilities or titles;

b.   Employee is not elected, reelected, or otherwise continued in the office of Employer, except for Board positions, or any of its subsidiaries which he held immediately prior to the Change in Control Date, or Employee is removed from Employee’s position as set forth in Section 2(a) (collectively “Duties and Responsibilities”) of Employer or any of its subsidiaries;

c.   A reduction of compensation as set forth in Sections 3(a) - 3(b) (collectively the "Compensation"), a reduction of the benefits set forth in Sections 3(c) - 3(h) (collectively, the "Benefits"), or failure by Employer to pay to Employee any portion of the Compensation or Benefits within Fifteen (15) business days of the date such compensation or other payments and benefits are due; or

d.   A change in Employee’s principal work location to a place other than Employee’s current principal location.  Notwithstanding any provision of this Paragraph 5(c) to the contrary, the occurrence of a "Change in Control" (as defined in Section 6 below) shall not, by itself, constitute Good Reason hereunder.

(d)   Voluntary Resignation. Employee may, at any time at his option with Thirty (30) calendar days written notice to Employer, voluntarily resign without Good Reason as an officer and employee and from all positions with Employer.

Payment to Employee upon his voluntary resignation without Good Reason is set forth in Section 6(a). Resignation from employment shall automatically constitute resignation from all positions of any subsidiary or affiliated corporation.

(e)   Death or Disability. Employee’s employment under this Agreement shall terminate automatically as of the date of Employee's death. Employer, at any time by written notice to Employee at least Fifteen (15) business days prior to the date of termination specified in such notice, terminate Employee as an officer and employee and from all other positions with Employer by reason of his Disability. "Disability" shall mean any physical or mental condition or illness that prevents Employee from performing his duties hereunder in any material respect for a period of 360 substantially consecutive calendar days, as determined by a physician selected by Employer and acceptable to Employee or, if Employee is incapacitated, reasonably acceptable to the Medical Director or equivalent senior physician at a hospital of Employee's choice. Payment to Employee upon his termination by reason of his death or Disability is set forth in Section 6(a).

Section 6:   Payments Upon Termination.

(a)   Payment Upon Termination for Good Cause, Resignation without Good Reason, Death or Disability. In the event of termination of his employment pursuant to Sections 5(a), 5(d) or 5(e), Employee, or his estate where applicable, shall be paid any earned but unpaid Base Salary through the date of termination or cessation of employed services and any accrued and unused paid time off through  said date. In addition, in the case of a termination of employment pursuant to Sections 5(e), Employee or his estate shall be paid any accrued and unpaid bonus(s) for any prior fiscal year and a pro rata portion (based on the number of days of employment in the fiscal year of termination divided by 365) of the bonus, if any, for the fiscal year in which the termination occurs. Employee shall also receive his vested benefits in accordance with the terms of Employer's compensation and benefit plans, and his participation in such plans and all other perquisites shall cease as of the date of termination, except to the extent Employee may elect to continue coverage as under any welfare benefit plans as required by Part 6, Title I of the Employee Retirement Income Security Act of 1974, as amended.

(b)   Payment Upon Termination by Employer without Good Cause or by Employee for Good Reason. In the event of termination of employment pursuant to Sections 5(b) or 5(c), Employee shall be paid a lump sum severance payment in an amount equal to, (i) all of the earned and unpaid compensation due Employee pursuant to Section 3, (collectively the “Compensation”), and (ii) an additional amount equal to Three  (3) times  the Employee’s  Base Salary, (at the rate in effect immediately  prior to termination), and (iii)  and Employer shall grant and issue  to Employee (at no cost), ten million (10,000,000) shares of Employer’s common stock.

Notwithstanding the foregoing, Employee's right to receive the severance payment hereunder shall be conditioned upon Employee’s execution of, (and not revoking), a severance agreement or  standard release of claims, (“the Release”), which shall not be inconsistent with the terms of this Agreement. All payments will be made to Employee within Fifteen (15) business days of full execution of a release.  Employee's participation in any other retirement and benefit plans and perquisites shall cease as of the date of termination, except Employee and his eligible dependents (as determined under Employer’s health plan) shall be entitled to continuing coverage under Employer’s health plans on the same basis as active employees until the earlier of (i) thirty six (36) months following the date of the Employee’s termination of employment or (ii) the date on which Employee or his eligible dependents become eligible to participate in a plan of a successor employer.

Thereafter, Employee shall be entitled to continue coverage under Employer’s health plans under COBRA.

(c)   "Change in Control." For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if any of the following events occurs:

(1)   Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Employer (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Employer;

(2)   A merger or consolidation of Employer with any other person or corporation, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% plus One (1) share of the combined voting power of the voting securities of Employer or surviving entity outstanding immediately after such merger or consolidation;

(3)   A sale or other disposition by Employer of all or substantially all of Employer's assets;

(4)   During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by Employer's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors; provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to Employer ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in   Control. In addition, notwithstanding Sections 6(c)(1), 6(c)(2), 6(c)(3) and 6(c)(4), a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which Employer continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Employer, or any transaction undertaken for the purpose of reincorporating Employer under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Employer’s capital stock. Employee’s continued employment without objection following a Change in Control shall not, by itself, constitute consent to or a waiver of rights with respect to any circumstances constituting Good Reason hereunder.

Section  7:     Protection of Employer’s Interests.

(a)   Confidentiality. Employee agrees that he will not at any time, except in performance of his obligations to Employer hereunder, directly disclose to any person or organization any secret or "Confidential Information" that Employee may learn or has learned by reason of his association with Employer.

(b)   Exclusive Property. Employee confirms that all Employer’s Confidential Information is and shall remain the exclusive property of Employer. All business records kept or made by Employee relating to the business of Employer shall be and remain the property of Employer. Upon the termination of Employee’s employment for any reason, Employee shall promptly deliver to Employer records made by Employee concerning the business affairs of Employer.

(c)   Non-Solicitation. Employee shall not, during his employment under this Agreement, for whatever reason or cause, in any manner induce, attempt to induce, or assist others to induce, or attempt to induce, any employee, agent, representative or other person associated with Employer, to terminate his or her association or contract with Employer, nor in any manner, directly or indirectly, interfere with the relationship between Employer and any of such persons or entities.

(d)   Non-Disparagement. Employee shall not during his employment under this Agreement and for one (1) year following termination of this Agreement, for whatever reason, make any statements that are intended to or that would reasonably be expected to harm Employer or any of its subsidiaries or affiliates, their respective predecessors, successors, assigns and employees and their respective past, present or future officers, directors, shareholders, employees, trustees, fiduciaries, administrators, agents or representatives. Employer and its officers and directors will not make any statements that are intended to or that would be expected to harm Employee or his reputation or that reflect negatively on Employee’s performance, character, skills or ability.

(e)   Relief. Without intending to limit the remedies available to Employer, Employee acknowledges that a breach of the covenants in Section 8 may result in material irreparable injury to Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by Section 7 or such other relief as may be required to specifically enforce any of the covenants in Section 7.

Section 8:     Miscellaneous Provisions.

(a)   Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)   Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.

(e)   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(g)   Successors and Assigns.   This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

(f)   Notice. For the purpose of this Agreement, notice, demands and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or overnight courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows or to other addresses as each party may have furnished to the other:

To Employer:

Universal Bioenergy Inc.
19800 MacArthur Blvd., Suite 300
Irvine, Ca. 92612

To Employee:

Mr. Solomon R. C. Ali
1200 Anniston Place
Indian Trail, NC. 28079

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first written above.

EMPLOYER	EMPLOYEE
UNIVERSAL BIOENERGY INC

/s/ Vince M. Guest	/s/ Solomon R.C. Ali
By: Vince M. Guest	Solomon R.C. Ali
Its: President